                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                     ORANGE AND ROCKLAND UTILITIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO

                                                                   March 6, 1998

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Common Shareholders of Orange and Rockland Utilities, Inc. to be held in the auditorium of the Company's Operations Center, 390 West Route 59, Spring Valley, New York, on Wednesday, April 8, 1998, at 10:30 AM.

      Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. At the conclusion of the formal meeting, there will be a discussion of the Company's operations by your management team followed by a question and answer period.

      The vote of every shareholder is important. Whether or not you plan to attend the meeting, please fill in, date, sign and return your proxy promptly. Returning your completed proxy will not prevent you from voting in person at the meeting.

      We hope that you will be able to attend the meeting in person. If you plan to attend, please mark the box provided on the enclosed proxy card. Proxy cards for shareholders of record include a detachable admission ticket to the meeting. Please detach the ticket from your proxy card and bring it with you to the meeting.

      As always, we look forward to seeing you at your Annual Meeting.

                                          Sincerely yours,

                                          /s/ Michael J. Del Giudice
                                          MICHAEL J. DEL GIUDICE
                                          Chairman of the Board of Directors

                      ORANGE AND ROCKLAND UTILITIES, INC.
                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                            ------------------------

                NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

TO THE COMMON SHAREHOLDERS:

     You are hereby notified that the Annual Meeting of Common Shareholders of Orange and Rockland Utilities, Inc. will be held at the Company's Operations Center located at 390 West Route 59, Spring Valley, New York, on Wednesday, April 8, 1998, at 10:30 A.M. for the purposes set forth below:

     1. To elect three Directors.

     2. To authorize the appointment of the firm of Arthur Andersen LLP as independent public accountants for the year 1998.

     3. To act on such other matters as may properly come before the meeting or any adjournments thereof.

     The enclosed form of proxy has been prepared at the direction of the Board of Directors of the Company and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AND YOU WISH YOUR SHARES VOTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY BY MAIL IN THE POSTAGE-PAID ENVELOPE SENT YOU HEREWITH FOR THAT PURPOSE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE OR CHANGE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

     The Board of Directors has fixed the close of business on February 27, 1998 as the time when shareholders entitled to notice of and to vote at such meeting shall be determined and all persons who are holders of record of Common Stock at such time, and no others, shall be entitled to notice of and to vote at such meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          MICHAEL J. DEL GIUDICE
                                          Chairman of the Board of Directors

                                          G. D. CALIENDO
                                          Senior Vice President, General Counsel
                                            and Secretary

March 6, 1998

                      ORANGE AND ROCKLAND UTILITIES, INC.
                              ONE BLUE HILL PLAZA
                          PEARL RIVER, NEW YORK 10965

                                                                   March 6, 1998

                                PROXY STATEMENT

              ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 8, 1998

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form for use at the 1998 Annual Meeting of Common Shareholders of Orange and Rockland Utilities, Inc. ("Company") and any and all adjournments thereof. Each proxy may be revoked at any time before its exercise. Every properly signed proxy will be voted unless previously revoked. A shareholder may revoke his or her proxy at any time before it is voted by filing with the Company a written revocation or a duly executed proxy bearing a later date. A shareholder attending the meeting in person may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the meeting will not itself revoke his or her proxy. Every properly signed proxy will be voted (or not voted) in accordance with the shareholder's specifications thereon and will be voted for the election as Directors of each of the three nominees named below for a term expiring at the specified Annual Meeting and for all other proposals of the Board of Directors if no instructions are indicated. The Board of Directors does not intend to bring before the meeting any matter other than as indicated herein. Should any matter other than as indicated herein properly come before the meeting for a vote (including any proposed adjournment), the persons designated as proxies will vote thereon in accordance with their best judgment.

     The annual report of the Company for the year 1997 containing financial statements, which is not a part of this proxy statement, was mailed to shareholders commencing February 20, 1998.

     The voting securities of the Company issued and outstanding on February 27, 1998 consisted of 13,518,690 shares of Common Stock, par value $5 per share ("Common Stock"), entitling the holders thereof to one vote per share. Holders of Common Stock of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     IF A SHAREHOLDER PARTICIPATES IN A DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, ANY PROXY GIVEN BY SUCH SHAREHOLDER WILL ALSO GOVERN THE VOTING OF ALL FULL SHARES OF COMMON STOCK HELD FOR THE SHAREHOLDER'S ACCOUNT UNDER SUCH PLAN, UNLESS CONTRARY INSTRUCTIONS ARE RECEIVED.

     A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Abstentions, votes withheld from Director nominees and broker non-votes will be included in determining whether a quorum is present.

     The election of Director nominees requires a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for approval of Proposal 2 and all other matters to be voted upon. Abstentions, votes withheld from Director nominees and broker non-votes will generally not be included in determining the number of votes cast on a matter.

                            1. ELECTION OF DIRECTORS

     Under the Company's Certificate of Incorporation and By-Laws, the members of the Board of Directors are classified into three classes, one of which is elected at each annual meeting of common shareholders to hold office for a three-year term until successors of such class are elected and qualified. There are currently eleven Directors. The Board of Directors, pursuant to the Company's Certificate of Incorporation and By-Laws, has, effective at the 1998 Annual Meeting of Shareholders, fixed the number of Directors at 10. At the 1998 Annual Meeting, three Directors are to be elected, all of whom shall be members of the class of 2001.

     The Board of Directors has designated Robert E. Mulcahy III, James F. O'Grady, Jr. and D. Louis Peoples as nominees for election as Directors for three-year terms expiring at the 2001 Annual Meeting of Shareholders. All nominees are presently Directors of the Company. Mr. Mulcahy was elected as a member of the class of 1998 at the 1997 Annual Meeting. Messrs. James F. O'Grady, Jr. and D. Louis Peoples were each elected as members of the class of 1998 at the 1995 Annual Meeting.

     H. Kent Vanderhoef, in compliance with the Company's By-Laws, will retire from the Board at the 1998 annual meeting and is not a candidate for reelection. The Board of Directors is deeply appreciative of the contributions made by Mr. Vanderhoef during his 22 years of service as a Director and his over four years of service as Chairman. In accordance with the Board's succession plan, Mr. Vanderhoef stepped down as Chairman at the Board's February 1998 meeting and Michael J. Del Giudice was elected to succeed him in that position.

     The persons named in the enclosed form of proxy, or their substitutes, will vote, unless otherwise specified, shares represented by executed proxies for the election as Directors of each of the three nominees. In the event that, due to unforeseen circumstances, any nominee is unable to serve, the persons named in the form of proxy, or their substitutes, may vote in their discretion for a substituted nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     Shown below as to each nominee and each Director continuing in office is the person's age as of March 1, 1998, period of service as a Director of the Company, membership on committees of the Board of Directors of the Company, as applicable, and a brief biography, including business experience for at least five years.

NOMINEES FOR ELECTION AS DIRECTORS

THREE-YEAR TERM EXPIRING IN 2001

                                  ROBERT E. MULCAHY III, AGE 61, DIRECTOR SINCE 1997
    Photo of Robert E.            Member, Compensation Committee.
           Mulcahy                President and Chief Executive Officer, New Jersey Sports and Exposition
                                  Authority, East Rutherford, New Jersey, a competitive sports and entertainment management organization, since 1979. Effective April 15, 1998, Director of
                                  Athletics, Rutgers University, Piscataway, New Jersey.
                                  Director, First Morris Bank and Wickes Lumber Company.
                                  Member of the Board of Directors, National Football Foundation and College Hall
                                  of Fame, Inc. Chairman, Thoroughbred Racing Communications. Chairman Emeritus and
                                  member of the Board of Governors, Cathedral Healthcare System, Newark, New
                                  Jersey. Member, Board of Trustees, Delbarton School. Member, Board of Governors,
                                  New Jersey Historical Society. Mr. Mulcahy was Chief of Staff to the Governor of
                                  New Jersey in 1978 and 1979.

                                JAMES F. O'GRADY, JR., AGE 70, DIRECTOR SINCE 1980
   Photo of James F.            Chairman, Compensation Committee and Member, Executive Committee.
      O'Grady, Jr.              President, O'Grady and Associates, Vero Beach, Florida, a media brokerage and consulting firm, founded in 1986.
                                President, International Communications Management Corp., a consulting and television and radio program production and syndication firm, since 1996. Vice
                                President, Allcom Marketing Corp., Goshen, New York, from 1987 until 1996.
                                Director, SFX Broadcasting, Inc., SFX Entertainment Corp., Video for Broadcast,
                                Inc. and The Insurance Broadcast System, Inc.
                                Mr. O'Grady, an attorney, has been Of Counsel to the law firm of Cahill & Cahill,
                                Brooklyn, New York, since 1986.
                                Honorary Director, Horton Memorial Hospital.
                                D. LOUIS PEOPLES, AGE 57, DIRECTOR SINCE 1994
   Photo of D. Louis            Vice Chairman of the Board of Directors and Chief Executive Officer of the
         Peoples                Company, Pearl River, New York, and of Rockland Electric Company ("Rockland
                                Electric") and Pike County Light & Power Company ("Pike"), utility subsidiaries of the Company, since 1994.
                                Member, Executive Committee.
                                Mr. Peoples was Executive Vice President and a member of the Board of Directors of Madison Gas and Electric Company, Madison, Wisconsin, an investor-owned electric and gas utility, from 1992 to 1993. He was Senior Vice President of
                                RCG/Hagler, Bailly, Inc., San Francisco, California, a management consulting firm specializing in energy and environmental affairs, from 1991 to 1992.
                                President and Director of the Hudson Valley Council, Boy Scouts of America.
                                Member, Executive Committee, New York Power Pool. Vice Chairman and Director, The
                                Energy Association of New York State and Empire State Electric Energy Research
                                Corporation. Director, Edison Electric Institute, Center for Clean Air Policy,
                                Electric Power Research Institute, Rockland Economic Development Corporation and
                                The Boyd Foundation.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1999

                                RALPH M. BARUCH, AGE 74, DIRECTOR SINCE 1983
   Photo of Ralph M.            Member, Compensation Committee and Executive Committee.
         Baruch                 Consultant to Viacom International, Inc. ("Viacom"), New York, New York, a
                                diversified communications and entertainment company, since 1987.
                                Mr. Baruch was President of Ralph M. Baruch, Inc., a communications consulting firm, from 1987 to 1992.
                                Mr. Baruch was the founder of Viacom and served as Viacom's Chief Executive
                                Officer from 1971 to 1983 and its Chairman of the Board of Directors from 1983 to
                                1987. Mr. Baruch was a Senior Fellow, Gannett Center for Media Studies at
                                Columbia University from 1987 until 1988.
                                Vice Chairman of the Board of Trustees, Carnegie Hall. Trustee, Lenox Hill
                                Hospital and National Academy of Cable Programming. Fellow, International Council
                                of the National Academy of Television Arts and Sciences.

                                MICHAEL J. DEL GIUDICE, AGE 55, DIRECTOR SINCE 1988
Photo of Michael J. Del         Chairman of the Board of Directors of the Company, Pearl River, New York, since
         Giudice                February 1998.
                                Chairman, Audit Committee and Member, Executive Committee.
                                Managing Director, Millennium Capital Markets, LLC, New York, New York, an
                                investment banking firm, since 1996.
                                Mr. Del Giudice was a Managing Director and Partner of Lazard Freres & Co., LLC,
                                New York, New York, an investment banking firm, from 1985 to 1996, and Senior
                                Vice President of Shearson Loeb Rhoades & Co. from 1981 to 1983.
                                Mr. Del Giudice was Chief of Staff to the Governor of New York from 1983 to 1985,
                                Director of State Operations from 1979 to 1981, and Chief of Staff to the New
                                York Assembly Speaker from 1975 to 1979.
                                Member, Board of Advisors of Workbench, Inc. and Curran & Connors, Inc.
                                Chairman of the Governor's Committee on Scholastic Achievement.
                                FREDERIC V. SALERNO, AGE 54, DIRECTOR SINCE 1995
 Photo of Frederic V.           Senior Executive Vice President and Chief Financial Officer and a Member of the
         Salerno                Board of Directors of Bell Atlantic, New York, New York, a telecommunications company, since August 1997, having previously served as Vice Chairman-
                                CFO/Business Development and a member of the Board of Directors of NYNEX
                                Corporation, New York, New York, a telecommunications company, from 1991 until the merger of NYNEX and Bell Atlantic in 1997. President and Chief Executive
                                Officer of New York Telephone Company from 1987 to 1991.
                                Director, Avnet Inc., The Bear Stearns Companies Inc., Viacom Inc., Avenor Inc.,
                                Telecom Asia Corp. and Orient Telephone and Telegraph.
                                Trustee, Inner-City Scholarship Fund.
                                Member, Audit Committee.

TERM EXPIRING IN 2000

                                J. FLETCHER CREAMER, AGE 71, DIRECTOR SINCE 1987
 Photo of J. Fletcher           Member, Compensation Committee.
         Creamer                Chairman of the Board of Directors, J. Fletcher Creamer & Son, Inc., Hacken-
                                sack, New Jersey, a construction company, since 1982.
                                Director, Commerce Bank/North.
                                Trustee and Member of the Board of Governors, Hackensack University Medical
                                Center and 200 Club of Bergen County. Director, Commerce and Industry Association
                                of Northern New Jersey and the New Jersey Alliance for Action.

                                JON F. HANSON, AGE 61, DIRECTOR SINCE 1995
Photo of Jon F. Hanson          Member, Audit Committee.
                                Chairman, Hampshire Management Company, Hackensack, New Jersey, a real estate investment and management firm, since 1976.
                                Director, Prudential Insurance Company of America, United Water Resources, Inc.,
                                Consolidated Delivery Logistics, Inc., Neuman Distributors, Inc. and Fleet Trust
                                and Investment Services Company, N.A.
                                Trustee of the Prudential Foundation. Member, Board of Governors, Hackensack
                                University Medical Center. Member of the Board of Managers, Bergen Pines County
                                Hospital. Member of the Board of Trustees, Hope College. Chairman, The National
                                Football Foundation and College Hall of Fame, Inc. and the Meland Foundation.
                                KENNETH D. MCPHERSON, AGE 63, DIRECTOR SINCE 1993
  Photo of Kenneth D.           Director, Rockland Electric since 1995.
        McPherson               Member, Compensation Committee and Executive Committee.
                                Senior Partner, Waters, McPherson, McNeill, P.C., Secaucus, New Jersey, a law
                                firm, since 1963.
                                Commissioner, Port Authority of New York and New Jersey, 1981-1983.
                                Member, Hudson County Bar Association, New Jersey State Bar Association and
                                American Bar Association.
                                LINDA C. TALIAFERRO, AGE 50, DIRECTOR SINCE 1990
   Photo of Linda C.            Director, Pike since 1995.
       Taliaferro               Member, Audit Committee.
                                Member, Taliaferro & Associates, Harrisburg, Pennsylvania, established in 1991.
                                Ms. Taliaferro was a partner in the law firm of Reed Smith Shaw & McClay,
                                Harrisburg, Pennsylvania from 1988 to 1991.
                                Ms. Taliaferro was a Commissioner of the Pennsylvania Public Utilities Com-
                                mission from 1979 until 1988, and served as its Chair from 1983 until 1987.
                                Director of Resources For The Future, Inc., Washington, D.C. Consultant to Coast
                                Partners Securities, Inc., San Francisco, California. Member, the Project Working
                                Group on "The Future of Nuclear Power in Asia" for The Atlantic Council of The
                                United States, Washington, D.C. A founder of the American Association of Blacks in Energy, Washington, D.C. Member, Links, Inc., and the Urban League of
                                Washington, D.C.

MEETINGS AND COMMITTEES OF THE BOARD

     During 1997, the Board of Directors held 18 meetings. In addition, the following Committees of the Board of Directors held the following meetings: the Audit Committee held eight meetings; the Compensation Committee held 10 meetings; and the Executive Committee held seven meetings. During 1997, no Director attended less than 85% of the meetings of the Board of Directors and its committees. The average aggregate attendance of Directors at Board and committee meetings was over 96%.

     The Audit Committee, composed of outside Directors, assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. The Audit Committee is also responsible for oversight of the Company's ethics program.

     The Compensation Committee, also composed of outside Directors, reviews and recommends to the Board of Directors compensation levels of all Company executive officers and designates participants, establishes award opportunities and approves incentive awards to participants under the Company's performance incentive program (as described below).

     The Executive Committee of the Board of Directors serves as the principal body on corporate responsibility and governance. The Executive Committee also acts as the Nominating Committee. It evaluates candidates for nomination to the Board of Directors and aids in attracting qualified candidates. The Executive Committee will consider the names of qualified persons recommended in writing by shareholders. Shareholders wishing to recommend a candidate to the Executive Committee of the Board of Directors for nomination to the Board of Directors should submit the name, qualifications and a written consent of the candidate to the Secretary of the Company, G. D. Caliendo. Such submissions will be accepted at any time and will be considered when vacancies occur.

COMPENSATION OF DIRECTORS

     Under the existing Board of Directors' compensation structure Directors who are not current or former officers of the Company or its subsidiaries each are paid an annual retainer of $20,000 and a fee of $900 for each meeting of the Board of Directors such Director attended, except that the Chairman of the Board of Directors is paid a fee of $1,800 for each such meeting attended. Each such Director is also paid a fee for each Committee meeting attended in the amount of $700 if the Committee meeting is held on the same day as a meeting of the Board of Directors, or $800 if held on a separate day, and is entitled to compensation of $900 per day for each full day or major portion of a day spent on the business of the Board or a Committee on days other than days of Board or Committee meetings, plus reimbursement for out-of-pocket expenses.

     Directors are permitted to defer receipt of their retainer and meeting fees under the Deferred Compensation Plan for Non-Employee Directors (the "Directors' Deferred Compensation Plan"). In addition, the Post-Director Service Retainer Continuation Program (the "Directors' Pension Program") provides for the continued payment of the annual retainer to an Eligible Director (as defined under the Directors' Pension Program) for a period equal to the Eligible Director's years of service on the Board. Average total Director compensation in 1997, including the present value of benefits earned under the Directors' Pension Program, was approximately $57,500.

     Upon the recommendation of the Board of Directors' independent compensation consultant, on February 5, 1998 the Board of Directors adopted a new compensation structure (the "Compensation Program"), replacing the compensation structure described above. The Compensation Program was designed by the Board's independent compensation consultant to meet industry standards, and in recognition of the general trend to align Director compensation with shareholder interests.

     Under the Compensation Program, which becomes effective April 1, 1998, the annual $20,000 retainer, all meeting fees, and the $900 per diem payment for each full day or major portion of a day spent on Board business will be eliminated, and the Directors' Pension Program will be discontinued. Furthermore, the cash component of Directors' annual compensation has been significantly reduced.

     Effective April 1, 1998, Directors who are not current or former officers of the Company or its subsidiaries each will be paid an annual fee of $50,000, of which $25,000 will be payable in cash and $25,000 will be deferred in phantom share units and credited to a phantom share unit account under the Directors' Deferred Compensation Plan until cessation of the Director's service on the Board, as described below. Upon the advance request of a Director and the approval of the Chairman of the Board, a greater percentage of a Director's annual fees may be received in cash, rather than deferred and credited as phantom share units to the Directors' Deferred Compensation Plan, in subsequent calendar quarters. The Compensation Program has been instituted with the expectation that each Director will attend at least 75% of the meetings of the Board and its committees. A failure to meet this attendance threshold will subject a Director to the forfeiture of 25% of the fees payable in the following calendar year. The attendance requirement may be waived, in the discretion of the Compensation Committee, for reasons of health or other personal circumstances.

     Under the Compensation Program, the Chairperson of each committee of the Board of Directors will receive an additional annual cash fee of $1,600 for service as Chairperson. The Chairman of the Board will receive an annual cash fee of $20,000 for service in that capacity. This annual fee will be paid in lieu of the enhanced meeting fee paid to the Chairman of the Board under the discontinued compensation structure, which in 1997 resulted in the Chairman of the Board receiving $16,200 in additional fees. All cash fees will now be paid quarterly, all or a portion of which a Director may elect to defer under the Directors' Deferred Compensation Plan, and phantom share units will be credited to the Directors' Deferred Compensation Plan quarterly.

     The Directors' Pension Program will be discontinued effective April 1, 1998. Any benefit due a former Director under the Directors' Pension Program will be paid in accordance with the terms of the Directors' Pension Program in effect at the time the Director left the Board. Upon the Board's adoption of the new Compensation Program on February 5, 1998, the present value of each current Director's accrued benefit under the Director's Pension Program, whether or not vested, was calculated (by rounding Directors' years of service under the Directors' Pension Program to the nearest complete year of service as of the 1998 Annual Meeting of Shareholders) and converted to equivalent deferred phantom share units, based on the fair market value (as defined in the Directors' Deferred Compensation Plan) of the Company's Common Stock on February 5, 1998. These deferred phantom share units were then credited to the Director's phantom share unit account under the Directors' Deferred Compensation Plan, and are subject to the terms of that Plan. In recognition of her valuable service on the Board and its Special Committee, the accrued benefit for Ms. Taliaferro was increased by 40% prior to its conversion to phantom shares. In recognition of their many years of valuable service to the Company as members of the Board, the accrued benefit under the Directors' Pension Program for Directors age 69 or older as of December 31, 1997 was calculated based on a $25,000 annual benefit level. For all other Directors, a $20,000 benefit level was used in the calculation.

     Pursuant to the Directors' Deferred Compensation Plan, a Director may elect to defer receipt of all or part of his or her cash compensation for services as a Director. Prior to January 1, 1998, if a Director elected to defer receipt of compensation he or she could direct that those amounts be credited to either an interest-bearing account or a phantom share unit account under the Directors' Deferred Compensation Plan. Commencing with deferrals on or after January 1, 1998, Directors were no longer provided the option to have their future deferred compensation credited to an interest-bearing account; rather Directors may elect to defer future cash compensation either into a phantom share unit account or into an investment account, in which Directors' deferred compensation would be credited with returns based on the performance of one or more available investment funds, as selected by the Director. Those Directors with an existing deferred compensation balance in an interest-bearing account were provided a one-time opportunity to transfer that balance into their investment account, effective January 1, 1998. In addition, commencing January 1, 1998, and subject to certain restrictions, the Directors' Deferred Compensation Plan permits Directors to receive an in-service withdrawal from those amounts that they elect to defer.

     Amounts deferred to a Directors' phantom share unit account under the Directors' Deferred Compensation Plan, either at the election of the Director or pursuant to the terms of the Compensation Program, are deemed to be invested in a number of phantom share units equal to the dollar amount of such deferral divided by the fair market value of the Company's Common Stock on the date the fees would have been payable. Phantom share units vary in value with increases and decreases in the fair market value of the Common Stock. Phantom share units are also credited with dividend equivalents, with such dividend equivalents deemed reinvested in additional phantom share units based upon the fair market value of Common Stock on the dividend payment date. Directors have no voting rights with respect to the phantom share units. With the adoption of the Compensation Program, Directors may, following the termination of their Board service, switch amounts credited to their phantom share unit accounts into their investment account. Upon termination of the Director's service, the Company will pay to the Director in cash the value of his or her accounts under the Directors' Deferred Compensation Plan, either in a lump sum or in up to 10 ratable annual installments, in accordance with the Director's previous elections and the terms of the Directors' Deferred

Compensation Plan, except that the accounts will be paid out automatically in the event of a change in control of the Company and in certain other circumstances.

MANAGEMENT'S CARRIED INTEREST IN COMPANY STOCK

     The following table shows, as of March 1, 1998, all of the Company's Common Stock owned beneficially by each Director and each executive officer named in the Summary Compensation Table as well as Common Stock holdings of all Directors and executive officers as a group. In addition, the table shows Common Stock equivalents held by the named individuals under compensation plan arrangements (representing, in the case of the named executive officers, primarily the opportunity to earn long-term incentive compensation) and the total shares represented.

                                         SHARES OF
                                           COMMON           SHARE EQUIVALENTS
                                        STOCK OWNED         UNDER COMPENSATION      TOTAL SHARES
               NAME                  BENEFICIALLY(1)(2)    PLAN ARRANGEMENTS(3)    REPRESENTED(4)
               ----                  ------------------    --------------------    --------------
Ralph M. Baruch                             5,654                  5,848               11,502
Robert J. Biederman, Jr.                        0                  4,102                4,102
Larry S. Brodsky                                0                    745                  745
G. D. Caliendo                                208                  4,923                5,131
J. Fletcher Creamer                         8,566                  4,680               13,246
Michael J. Del Giudice                      1,109                  2,137                3,246
R. Lee Haney                                  596                  4,923                5,519
Jon F. Hanson                               3,009                  2,726                5,735
Robert J. McBennett                           248                  3,282                3,530
Kenneth D. McPherson                        1,000                  3,819                4,819
Robert E. Mulcahy III                         163                    371                  534
James F. O'Grady, Jr.                       1,000                  6,765                7,765
D. Louis Peoples                            1,614                 16,409               18,023
Frederic V. Salerno                         1,500                    754                2,254
Linda C. Taliaferro                           504                  2,060                2,564
H. Kent Vanderhoef                          2,572                  7,417                9,989
20 Directors and executive officers
  as a group                               27,980

---------------
     (1) Based on information furnished to the Company by the Directors and executive officers. Includes shares of Common Stock owned beneficially pursuant to the Company's Management Employees' Savings Plan through February 13, 1998, the latest date for which such information is available.

     (2) As of March 1, 1998, no Director owned beneficially more than .063% of the outstanding shares of Common Stock, no named executive officer owned more than .012% of such shares and Directors and executive officers as a group owned
 .207% of such shares.

     (3) This column shows the named individuals' Common Stock share equivalents under compensation plans through February 23, 1998, the latest date for which such information is available. Shown are the executive officers' Performance Share Units ("PSUs", as described below) and deferred share units ("DSUs", as described below), which are "non-voting interests" accounted for as units of Common Stock pursuant to the Long-Term Performance Share Unit Plan (described below). The number of share equivalents shown for executive officers is an aggregate of PSUs granted for the 1996-98, 1997-99 and 1998-2000 three-year performance periods but not yet earned and, with respect to one executive officer DSUs earned as a result of PSUs earned for the 1996 transitional performance period, in each case including dividend equivalents which have been credited with respect to PSUs and DSUs and are deemed reinvested in additional PSUs or DSUs, as applicable. Also shown are phantom share units, which are "non-voting interests" accounted for as units of Common Stock, held by Directors who have deferred compensation for services as a Director into the phantom share unit account under the Directors' Deferred Compensation Plan as well as phantom share units credited to each Director's account under this Plan as of February 5, 1998 in connection with the discontinuation of the Directors' Pension Program. This column indicates the alignment of the named individuals' financial interests with the interests of the Company's shareholders because the value of their total holdings increases or decreases in line with the price of the Company's Common Stock as well as dividends paid on the Common Stock.

     (4) This column shows the named individuals' total stock-based holdings, including the voting securities shown in the first column (as described in footnotes 1 and 2), plus non-voting interests shown in the second column (as described in footnote 3).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers is established and administered by the Compensation Committee of the Board of Directors. All members of the Compensation Committee are independent, non-employee Directors who are not eligible to participate in any part of the executive officer compensation program.

     In 1995, the Compensation Committee, after extensive discussion and work with independent compensation consultants retained by it, implemented an executive officer compensation program designed to:

     - Establish compensation which is competitive with the practices of utility industry peer groups (discussed below);

     - Provide a strong and direct link between executive pay and Company performance on behalf of its shareholders and customers;

     - Compensate executive officers for their successful long-term strategic management of the Company; and

     - Base actual compensation on the achievement of the Company's annual goals, long-term strategic objectives and performance relative to utility industry peer groups (discussed below).

COMPENSATION PHILOSOPHY

     The executive compensation program is aligned with the Company's vision and long-term operating objectives, in a manner consistent with the objectives cited above, so as to strengthen the linkage between executive officer compensation, shareholder value and customer service. By placing greater emphasis on performance incentives than on salary increases, the program enhances the alignment of management and shareholder interests.

SALARY AND PERFORMANCE INCENTIVES

     The Company's executive compensation program has three principal components:

     - Salary: Executive officer salaries are administered relative to the median of salary data for executive officers with comparable functional responsibilities in utilities included in utility industry peer groups (discussed below).

     - Annual Team Incentive Plan ("Incentive Plan"): Incentive payments are based on various Company objectives that focus on shareholder interests and division-specific operating objectives, such as cost management, efficiency, productivity, safety and customer service. These objectives are established annually.

     - Long-Term Performance Share Unit Plan ("PSU Plan"): Executive officers (and certain key employees) are provided with the opportunity to earn cash payments and, subject to the receipt of necessary approvals, payments in stock at the end of a three-year performance period, based on the Company's earnings per share performance and its total shareholder return (stock price appreciation plus dividends) during such performance period, measured relative to a group of national comparison utilities ("National Comparison Utilities").

     Under the executive officer compensation program, the competitiveness of salary ranges and annual and long-term incentive award opportunities is evaluated annually. Utility peer groups are used for comparison purposes to establish total compensation as well as criteria for incentive payments to be awarded under the Incentive Plan and PSU Plan.

     Specifically, comparison is made to data included in the compensation survey ("EEI Survey") prepared by the Edison Electric Institute, an electric utility industry trade group (which includes other combination gas and electric companies). Compensation data in the EEI Survey is adjusted through regression analysis to correlate utility company revenues with actual base salary and incentives. Executive officer annual and long-term incentive opportunities are configured so that total compensation approximates the 60th percentile of the revenue-adjusted EEI Survey data when targeted results are achieved.

SALARY STRUCTURE AND SALARY INCREASES

     Salary ranges reflect a minimum amount and a position rate that approximates the 50th percentile of the distribution of salaries for executive officers with comparable functional responsibilities in utilities included in the utility industry peer group used for comparison purposes.

ANNUAL TEAM INCENTIVE PLAN

     Incentive Plan target award opportunities for executive officers are established annually. The target award opportunity is considered to be 100% accomplishment of stated objectives. Actual awards may range from 0% to 120% based on performance.

     For 1997, Incentive Plan target award opportunities ranged from 25% to 45% of salary at December 31, 1997. Incentive Plan performance for 1997 was evaluated using shareholder, management, customer satisfaction and division-specific measures:

     - Shareholder Measure (weight 55%): Earnings per share measured against pre-established threshold, target and outstanding levels. The chief executive officer, chief financial officer and chief legal officer are evaluated on Company earnings per share results. All other executive officers are measured on utility earnings per share results.

     - Management Measure (weight 15%): Operating and maintenance expenditures compared to pre-established standards.

     - Customer Satisfaction Measure (weight 10%): Utility customer satisfaction is measured based on the Company's annual customer satisfaction survey results.

     - Division-Specific Measure (weight 20%): Efficiency and productivity enhancements specific to each division within the Company. The chief executive officer, chief financial officer and chief legal officer are evaluated on the average results of the divisions (weighted by number of participants). All other executive officers are measured on results within their respective divisions.

The Compensation Committee may, at its discretion and in consultation with the chief executive officer, adjust Incentive Plan awards plus or minus 25% to reflect strategic and other factors affecting business operations and results.

     During 1997, the shareholder measure was achieved at 0% to 58%, the management measure was achieved at 18% and the customer satisfaction measure was achieved at 8%. Division-specific measures were achieved at 14% to 24%. The average of these factors combined to result in awards ranging from 47.5% to 108% of targeted levels.

LONG-TERM PERFORMANCE SHARE UNIT PLAN

     Participation

     Designated executive officers (and certain key employees) participate in the Long-Term Performance Share Unit Plan ("PSU Plan"). Participants are selected based on an evaluation of their position's long-term strategic performance impact and influence on shareholder value -- i.e., future stock price appreciation and annual dividend payments.

     PSU Grants

     Under the PSU Plan, the Compensation Committee makes grants of performance share units ("PSUs") to designated participants at the start of each year for a three-year performance period. The size of these grants is based on the results of the annual compensation program evaluation. The number of PSUs earned is based on the Company's performance during the ensuing three years (i.e., the performance period) measured relative to pre-established performance criteria. Participants whose participation in the PSU Plan commenced in 1995 or 1996 also received PSU grants for one-year and two-year transitional performance periods equal to one-third and two-thirds of the corresponding three-year performance period.

     Each PSU has a value equal to one share of the Company's Common Stock. The maximum number of PSUs that can be earned with respect to a performance period is 120% of the number of PSUs granted. In addition, the value of dividend equivalents that have accumulated during a performance period is deemed to be reinvested in additional PSUs. These dividend equivalent PSUs are calculated by multiplying the number of PSUs granted by the dividend payments made during the performance period on a share of Common Stock and dividing the resultant amounts by the average of the high and low stock price on the date the dividends were paid. Dividend equivalent PSUs are then also credited with dividend equivalent PSUs on dividends declared subsequently during the performance period.

     Determinations Regarding Earning and Payment of PSUs

     PSUs are earned based on performance criteria that are determined annually for the three-year performance period then commencing. For the 1995-97 and 1996-98 performance periods (and the related transitional periods) and the 1997-99 performance period, these performance criteria are:

     - Average annual total shareholder return (stock price appreciation plus dividends) compared to National Comparison Utilities using pre-established ranking criteria.

     - Earnings per share compared to pre-established threshold, target and maximum levels.

These criteria were weighted 50%/50%, respectively, for the 1995-97 and related transitional performance periods. These criteria were weighted 75%/25%, respectively, for the 1996-98 performance period (and related transitional performance periods) and the 1997-99 performance period.

     As soon as practicable following the close of a performance period (including transitional periods), the Company's performance will be evaluated by the Compensation Committee in consultation with its independent compensation consultant relative to applicable pre-established performance criteria, and the number of PSUs (and associated dividend equivalent PSUs) earned will be determined for each participant.

     The PSU Plan was designed to align management and shareholder financial interests. The Plan accordingly provides for payment of PSUs earned to be made in cash or, subject to receipt of necessary shareholder and other approvals, in shares of the Company's Common Stock; or in a combination of such payment forms. Transitional (i.e., one- and two-year) PSU awards that have been earned are deferred in the form of deferred performance share units ("DSUs") and then paid at the end of the applicable full three-year performance period. Participants may also voluntarily elect to defer payment of earned PSU awards that are otherwise payable. Such deferrals, at the participant's election, will be credited either (i) to the various investment fund options in which participants may elect to place their deferred compensation under the terms of the PSU Plan; or (ii) in DSUs until such future post-service date or dates as the participant elects to begin receiving a distribution. PSU payments deferred in DSUs, whether deferred, in the case of transitional awards, until the end of the applicable three-year performance period or, in the case of full three-year awards, deferred at the election of the participant, will be credited with dividend equivalents that will be deemed reinvested in additional DSUs payable at the same time or times as the DSUs in respect of which they were originally credited.

     The cash payment value of PSUs paid at the end of three-year performance periods, and DSUs paid at the end of specified deferral periods, will be based on the average price of the Company's Common Stock during the fourth quarter of the year immediately preceding the year in which payment is made.

     Participants in the 1995-97 performance period earned between 34% and 109% of the PSUs granted. Participants in the 1996-97 transitional performance period earned 95% of the PSUs granted. The PSUs (and dividend equivalents attendant thereto) earned with respect to the 1995 and 1995-96 transitional performance periods and the 1995-97 performance period were paid, or further deferred, in early 1998 in accordance with the terms of the PSU Plan. The earned 1996 and 1996-97 transitional performance period awards and the 1996-98 performance period awards, if earned, will be payable in early 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Peoples' 1997 salary, as Vice Chairman of the Board of Directors and Chief Executive Officer of the Company, was based on a position rate that approximates the 50th percentile for chief executive officer positions included in the EEI Survey. Mr. Peoples' actual 1997 salary was at the position rate.

     Mr. Peoples' Incentive Plan award for 1997 was based, as described above, on the Company's 1997 performance at 47.5% of target. The earning of Mr. Peoples' PSU Plan award for the 1995-97 performance period was based upon performance at 34% of target, reflecting the fact that while earnings per share for utility operations were above target discontinued non-utility operations had a negative impact on Company earnings per share results. Mr. Peoples' attainment of the 1996-98 and 1997-99 long-term performance criteria cannot be determined until after 1998 and 1999, respectively.

POLICY WITH RESPECT TO SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that, unless an appropriate exemption applies, a tax deduction for the Company for compensation of certain executive officers named in the Summary Compensation Table will not be allowed to the extent such compensation in any taxable year exceeds $1 million. As no executive officer of the Company received compensation during the 1997 fiscal year approaching $1 million, and the Company does not believe that any executive officer's compensation is likely to exceed $1 million in 1998, the Company has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.

                             COMPENSATION COMMITTEE

James F. O'Grady, Jr., Chairman        Kenneth D. McPherson
Ralph M. Baruch                        Robert E. Mulcahy III
J. Fletcher Creamer                    H. Kent Vanderhoef

February 5, 1998

                           SUMMARY COMPENSATION TABLE

     The table below shows all compensation awarded to, earned by or paid to the person serving as Chief Executive Officer in 1997 and the five other most highly compensated executive officers (including one former officer) of the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995:

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                     ANNUAL          ------------
                                                  COMPENSATION         PAYOUTS
                                              --------------------     -------       ALL OTHER
                                              SALARY        BONUS    LTIP PAYOUTS   COMPENSATION
     NAME & PRINCIPAL POSITION      YEAR        ($)          ($)        ($)(1)         ($)(2)
     -------------------------      ----      ------        -----    ------------   ------------
D. Louis Peoples                    1997      404,659       87,638       83,288        13,449
Vice Chairman of the                1996      394,583      162,900      130,073        27,735
  Board and Chief                   1995      355,178      204,019       64,477       117,148
  Executive Officer
R. Lee Haney                        1997      205,000       49,200       28,707         6,606
Senior Vice President               1996      205,000       76,260       46,246         7,933
  and Chief Financial               1995      198,487       95,325       21,713        42,080
  Officer
G. D. Caliendo(3)                   1997      204,009       45,810       24,764         5,598
Senior Vice President,              1996      195,833       71,676       42,303        11,155
  General Counsel                   1995      158,791       86,025       17,856       121,259
  and Secretary
Robert J. Biederman, Jr.            1997      167,099       62,829       74,473         6,280
Vice President,                     1996      160,000       53,040       49,638         4,155
  Operations                        1995      157,400       62,720       26,831         2,276
Robert J. McBennett                 1997      138,531       50,232       64,366         5,202
Treasurer                           1996      137,250       43,677       43,866         4,825
                                    1995      127,875       48,600            0        32,806
Larry S. Brodsky(4)                 1997      237,256       83,562            0        87,335(5)
Former President and                1996      283,920      108,870       24,435        77,718
  Chief Operating Officer

---------------
     (1) The LTIP Payouts shown include PSUs earned pursuant to the PSU Plan in the years 1995-1997. The dollar values of earned PSUs shown for 1995 and 1996 were calculated based on the price of the Company's Common Stock on, respectively, December 31, 1995 and 1996. The dollar values of PSUs paid with respect to the 1995-1997 performance period and the DSUs paid for the 1995 and 1995-1996 transitional performance periods were based on the average price of the Company's Common Stock during the fourth quarter of 1997. Also included in the LTIP Payouts shown are installments of long-term incentive awards earned for the period 1992-94 under a predecessor incentive plan and paid to participants in, respectively, 1995, 1996 and 1997.

     (2) Included in All Other Compensation for 1997 for the named executive officers were the following:

          (a) The Company's matching contribution to the individual's account under the Company's Management Employees' Savings Plan, as follows: Mr. Peoples, $2,400; Mr. Haney, $2,400; Mr. Caliendo, $2,400; Mr. Biederman, $2,400; Mr. McBennett, $2,070; and Mr. Brodsky, $2,400.

          (b) A term life insurance premium for each individual, as follows: Mr. Peoples, $6,821; Mr. Haney, $3,240; Mr. Caliendo, $3,198; Mr. Biederman, $963; Mr. McBennett, $2,034; and Mr. Brodsky, $1,810.

          (c) Interest on long-term incentive awards which were deferred under the terms of the predecessor incentive plan for four individuals, as follows: Mr. Peoples, $4,228; Mr. Haney, $966; Mr. Biederman, $2,917; and Mr. McBennett, $1,098.

     (3) Mr. Caliendo joined the Company effective February 21, 1995.

     (4) Mr. Brodsky joined the Company effective January 1, 1996 and resigned from the Company effective August 8, 1997.

     (5) With respect to Mr. Brodsky, included in "All Other Compensation" for 1997 were severance payments in the amount of $83,125.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                      ESTIMATED FUTURE
                                                                                    SHARE UNIT PAYMENTS
                                                                                ----------------------------
                 (A)                                              (C)              (D)       (E)       (F)
                                              (B)            PERFORMANCE OR
                                       NUMBER OF SHARES,   OTHER PERIOD UNTIL
                                        UNITS OR OTHER       MATURATION OR      THRESHOLD   TARGET   MAXIMUM
                NAME                       RIGHTS(1)             PAYOUT            (#)       (#)       (#)
                ----                   -----------------   ------------------   ---------   ------   -------
D. Louis Peoples.....................        5,000              1997-99            250      5,000     6,000
R. Lee Haney.........................        1,500              1997-99             75      1,500     1,800
G. D. Caliendo.......................        1,500              1997-99             75      1,500     1,800
Robert J. Biederman, Jr..............        1,250              1997-99             63      1,250     1,500
Robert J. McBennett..................        1,000              1997-99             50      1,000     1,200

---------------

(1) The numbers shown in this column reflect the PSUs awarded in 1997 to each named executive officer (excluding a former executive officer) under the PSU Plan for the 1997-99 performance period. The number of PSUs shown is exclusive of dividend equivalents which will be credited during the performance period in additional PSUs.

PENSION PLANS

     The following table sets forth as of December 31, 1997 the estimated aggregate annual dollar benefit payable under the Company's non-contributory Employees' Retirement Plan ("Retirement Plan") as well as under the Officers' Supplemental Retirement Plan ("Supplemental Plan") to participants in the Supplemental Plan upon retirement at age 65 with the exception of Mr. Peoples and Mr. Brodsky, whose pension benefits are addressed below:

                                 RETIREMENT AND
                            SUPPLEMENTAL PLAN TABLE

                             YEARS OF SERVICE
---------------------------------------------------------------------------
REMUNERATION     5       10       15       20       25       30       35
------------  -------  -------  -------  -------  -------  -------  -------
  100,000      20,000   40,000   50,000   60,000   62,500   65,000   67,500
  125,000      25,000   50,000   62,500   75,000   78,125   81,250   84,375
  150,000      30,000   60,000   75,000   90,000   93,750   97,500  101,250
  175,000      35,000   70,000   87,500  105,000  109,375  113,750  118,125
  200,000      40,000   80,000  100,000  120,000  125,000  130,000  135,000
  225,000      45,000   90,000  112,500  135,000  140,625  146,250  151,875
  250,000      50,000  100,000  125,000  150,000  156,250  162,500  168,750
  300,000      60,000  120,000  150,000  180,000  187,500  195,000  202,500
  400,000      80,000  160,000  200,000  240,000  250,000  260,000  270,000
  450,000      90,000  180,000  225,000  270,000  281,250  292,500  303,750
  500,000     100,000  200,000  250,000  300,000  312,500  325,000  337,500

     Compensation covered by the Retirement Plan consists of regular compensation (which excludes any bonus, overtime or special pay) and incentive compensation earned under the Company's Annual Team Incentive Plan, up to $160,000 annually (with such limitation subject to cost of living adjustment). Under the terms of the Supplemental Plan, covered compensation consists of regular compensation and an amount equal to the targeted annual award (the "Targeted Annual Award") under the Company's Annual Team Incentive Plan. With the exception of Mr. Peoples and Mr. Brodsky, whose pension benefits are addressed below, the current compensation covered by the Supplemental Plan for each of the named executive officers is as follows:

Mr. Haney, $283,961; Mr. Caliendo, $273,389; Mr. McBennett, $174,688; and Mr.
Biederman, $214,830. The amounts shown in the Retirement and Supplemental Plan Table are calculated on the basis of years of service under the Supplemental Plan. The years of credited service for each of the named executive officers are as follows: Mr. Haney, 8 years; Mr. Caliendo, 6 years; Mr. McBennett, 27 years; and Mr. Biederman, 24 years.

     The Retirement Plan provides for benefits based on modified career-average earnings. The benefit formula is (1) an amount equal to 2% of compensation for each year of credited service after December 31, 1992 (including two additional years of credited service at the final rate of compensation limited to $160,000) and (2) an additional amount equal to 1 1/2% of the annual rate of compensation as of January 1, 1993 multiplied by the number of years of credited service prior to that date. The Retirement Plan also provides a pension supplement of $600 per month to employees who retire at the age of 60 or 61. This supplement becomes payable on the retirement date of the individual and will remain in place until the first of the month on or before attaining their 62nd birthday. A participant's benefits become vested upon completion of five years of eligible service or on reaching age 65 while employed. Benefits payable under the Retirement Plan for retirements after age 55 and prior to age 60 are reduced
 1/3 of 1% for each month the participant is under 60 years of age at the time benefits commence. However, participants may receive an unreduced pension benefit at age 60, or if the sum of the participant's age and years of service totals at least 85 between ages 55 and 60. Benefits under the Retirement Plan are not subject to Social Security or any other offset amounts. Benefits under the Retirement Plan are subject to annual post-retirement adjustment once the Consumer Price Index increases at least 20% since retirement. Directors who are not employees of the Company are not covered by the Retirement Plan. In the event of a change in control of the Company, benefits would vest immediately and could be increased to the extent there are surplus funds (as defined in the Retirement Plan) held under the Retirement Plan.

     The Supplemental Plan is designed to provide additional retirement benefits to officers of the Company who are participants in the Supplemental Plan and have at least five years of service as officers. Directors who are not employees of the Company are not covered by the Supplemental Plan. The Supplemental Plan provides for benefits calculated by applying a percentage based on years of service to average compensation (base salary and Targeted Annual Award) over the three years of highest compensation during the 10 years immediately prior to retirement, termination or cessation of officer status, reduced by the participant's Retirement Plan benefit. Benefits payable under the Supplemental Plan for retirements after age 55 and prior to age 60 are reduced 1/3 of 1% for each month the participant is under 60 years of age at the time the benefits commence. However, participants may receive an unreduced pension benefit at age 60, or if the sum of the participant's age and years of service totals at least 85 between ages 55 and 60. Benefits under the Supplemental Plan are subject to annual post-retirement adjustment once the Consumer Price Index increases at least 20% since retirement. For non-vested participants, benefits would vest upon termination of employment following a change in control or potential change in control of the Company, and the named officers could receive credit for additional years of service in the calculation of their benefit. The Company has established a trust for the payment of benefits under the Supplemental Plan. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the benefits payable under the Supplemental Plan and will be obligated to make such payments to the extent the trust does not.

     Pursuant to agreements with the Company, Messrs. Peoples, Haney, Caliendo and Brodsky became participants in the Supplemental Plan upon their appointment as officers and are treated as having satisfied the five years of service as an officer required for vesting in the Supplemental Plan. Under Mr. Peoples' agreement, on the basis of his four years of service, his Supplemental Plan benefit percent is currently 56% of an aggregate of his base salary and his Targeted Annual Award, and this benefit percent will increase to 70% of the aggregate of his base salary and his Targeted Annual Award by the end of five years of service. As of December 31, 1997, Mr. Peoples' estimated annual benefit payable under the Supplemental Plan upon retirement at age 65 is $311,202. Under Mr. Brodsky's agreement, on the basis of his approximately one year and seven months of service, his Supplemental Plan benefit percent is 28% of an aggregate of his base salary and his Targeted Annual Award. Thus, the annual benefit payable to Mr. Brodsky under the Supplemental Plan if his benefit begins at age 65 is $111,508. Under the agreements with Messrs. Haney and Caliendo, they will receive credit under the Supplemental Plan for two years of service for each of their first five years of service, and two and one half years of service for the next six years of service, and their benefit formula under the Supplemental Plan will be calculated accordingly.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has entered into agreements with Messrs. Peoples, Haney and Caliendo setting forth the terms of their employment, including position, base salary, opportunity for incentive compensation, relocation allowance, retirement arrangements, and other benefits. Mr. Peoples' agreement provides that he shall serve as Vice Chairman of the Board and Chief Executive Officer of the Company, at a minimum base salary of $325,000, with participation in the Company's incentive plans. Mr. Haney's agreement provides that he shall serve as Vice President and Chief Financial Officer of the Company, at a minimum base salary of $195,000, with participation in the Company's incentive plans. Mr. Caliendo's agreement provides that he shall serve as Vice President, General Counsel and Secretary of the Company, at a minimum base salary of $185,000, with participation in the Company's incentive plans. Their participation in the Company's retirement plans is described above under "Pension Plans."

     Under the terms of their agreements, Messrs. Peoples, Haney and Caliendo are also entitled to certain severance arrangements. Mr. Peoples' agreement provides for a severance payment equal to two years' salary and annual bonus in the event that he is terminated without cause (as defined) or pursuant to an involuntary termination (as defined in the Company's Severance Pay Plan ("Severance Plan"), as described below), with an offset for any amounts which he receives under the Severance Plan. Under their agreements, Messrs. Haney and Caliendo are each entitled to receive a severance payment under the Severance Plan equal to 12 months of compensation in the event that they are terminated by the Company for its convenience other than for cause.

     Mr. Brodsky left the Company's employ on August 8, 1997. In accordance with the terms of his employment agreement, Mr. Brodsky will receive severance in accordance with the Company's Severance Plan, up to a maximum benefit of twenty-four months of salary continuation. Under the terms of Mr. Brodsky's severance agreement with the Company, the Company conveyed to him his company car and agreed to provide him with up to $50,000 of outplacement services in return for Mr. Brodsky's waiver and release of any and all claims against the Company.

     In addition, the Company has also entered into severance agreements with named executive officers that provide for certain payments in the event of an involuntary termination other than for cause, or termination by the individual for good reason, in the case of Messrs. Peoples, Haney and Caliendo, within 36 months, and in the case of Mr. McBennett and Mr. Biederman, within 24 months, following a change in control of the Company. The principal benefits under the agreements entered into with Messrs. Peoples, Haney and Caliendo consist of (i) a lump-sum severance payment equal to three times the individual's salary and average annual bonus plus specified portions of long-term incentive compensation in accordance with the PSU Plan, (ii) an increase in the benefit provided under the Company's Supplemental Plan to an amount equal to the benefit the individual would have earned thereunder had his employment continued for 36 additional months, and (iii) continuation of life, disability, accident and health insurance benefits for a period of 36 months following such termination of employment. Under certain circumstances, the amount payable under these agreements is reduced to avoid the imposition of any tax under Section 4999 of the Code. If the payments are not so reduced, an additional payment is made to the individual to indemnify the individual for any such tax.

The principal benefits under the agreement entered into with Mr. Biederman and Mr. McBennett consist of (i) a lump-sum severance payment equal to three times their five-year average annual W-2 compensation, less one dollar, and (ii) continuation of their life, disability, accident and health insurance benefits for a period of 24 months following such termination of employment. Payments due under Mr. Biederman's agreement and Mr. McBennett's agreement are reduced, if necessary, in order to avoid the imposition of any tax under Section 4999 of the Code. Amounts otherwise due under the severance agreements are reduced to the extent of payments that the individual receives under the Severance Plan. The Company has established a trust that, in the event of a change in control of the Company, will be used for the payment of its obligations to the individuals under these severance agreements. Notwithstanding the creation of the trust, the Company continues to be primarily liable for the compensation and benefits payable to the individuals (whether before or after any such change in control) and will be obligated to make such payments to the extent that the trust does not.

     The Company has a Severance Pay Plan ("Severance Plan") applicable to all non-bargaining unit personnel with one or more years of service. The Severance Plan provides eligible employees with specified severance pay upon a termination of employment for the Company's convenience or following a change in control of the Company. An employee terminated for the convenience of the Company for reasons other than cause (as defined in the Severance Plan) or within two years after a change in control of the Company is entitled to receive a severance payment calculated under formulas based on years of service and salary grades, with higher benefits being paid to employees in higher salary grades. Aggregate severance payments, which cannot exceed an employee's annual compensation, are payable monthly at the employee's final rate of compensation or, in the event of a change in control of the Company, immediately. In addition, life and health insurance benefits are continued for the severance period for eligible employees following termination of employment.

     The Company maintains insurance providing for reimbursement, with certain exclusions and deductibles, to the Company for payments it makes to indemnify Directors, officers and certain other persons for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities and to Directors and officers for such losses, costs and expenses for which they are not indemnified by the Company. In addition, the Company maintains insurance which covers Directors and officers and certain other persons against certain liabilities which could arise in connection with the administration of the Company's retirement and benefit plans. The Company's current contracts for such insurance, which became effective May 31, 1997, are with Executive Risk Indemnity, Inc., Continental Casualty Co. and the Travelers Casualty and Surety Company. The aggregate annual premium cost is $278,391.

STOCK PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
 Orange and Rockland Utilities, Inc. Common Stock, Standard & Poor's 500 Index
                                      and
             Edison Electric Institute Combination Gas and Electric
                         Investor-Owned Utilities Index

        Measurement Period             Orange and
      (Fiscal Year Covered)             Rockland          S&P 500 Index         EEI Index
1992                                     100.00              100.00              100.00
1993                                     103.28              110.08              111.66
1994                                      89.06              111.53               97.28
1995                                     105.86              153.45              123.91
1996                                     114.33              188.67              123.13
1997                                     159.89              251.61              159.17

          * Assumes $100 invested on December 31, 1992 and reinvestment of dividends.

           2. AS TO THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     In accordance with the recommendation of its Audit Committee, the Board of Directors recommends that the shareholders authorize the appointment of the firm of Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the year 1998.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

     While there is no legal requirement that this proposal be submitted to a vote of the shareholders, approval of the shareholders is being requested because the Board of Directors believes that the selection of independent public accountants to audit the books, records and accounts of the Company and its subsidiaries is of sufficient importance to seek such approval. If this proposal is rejected, the Board of Directors would, in due course and having regard for the requirements of orderly procedure, select other independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

               3. AS TO OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any matters before the meeting other than those referred to above and knows of no other matters which may come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their best judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

           DEADLINE FOR SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     November 6, 1998 is the date by which proposals of shareholders of the Company intended to be presented at the 1999 Annual Meeting of Common Shareholders of the Company must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                 METHOD AND EXPENSE OF SOLICITATION OF PROXIES

     This solicitation is by the Board of Directors of the Company and the expenses of solicitation, including reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners of Common Stock held in their names, will be paid by the Company. The Company has retained Kissel-Blake Inc. to assist with the solicitation of proxies for a fee of $8,500, plus reimbursement of out-of-pocket expenses. In addition, Directors, officers or employees of the Company may solicit proxies by telephone or in person, the costs of which will be nominal.

                                          By Order of the Board of Directors,

                                          MICHAEL J. DEL GIUDICE
                                          Chairman of the Board of Directors

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING OF COMMON SHAREHOLDERS TO BE HELD APRIL 8, 1998 A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1997, UPON WRITTEN REQUEST TO THE OFFICE OF THE TREASURER, ORANGE AND ROCKLAND UTILITIES, INC., ONE BLUE HILL PLAZA, PEARL RIVER, NEW YORK 10965.

LOGO

                                                                   March 6, 1998

Dear Employee:

      As a participant in the Orange and Rockland Utilities, Inc. Management Employees' Savings Plan (the "Plan"), you have designated a portion of your contributions to the Plan for investment in Common Stock of the Company. Such stock is held in trust for you by Fidelity Management Trust Company, as Trustee.

      You have the right to give instructions as to how you wish the Trustee to vote your Plan shares on all matters presented to the Company's shareholders. Accordingly, enclosed are copies of the Company's proxy material and proxy card to be used in instructing the Trustee to vote your Plan shares at the Annual Meeting of Shareholders of the Company to be held on April 8, 1998. The proxy card must be received no later than April 3, 1998.

      YOU MUST SIGN AND RETURN THE ENCLOSED PROXY CARD IF YOU WISH YOUR PLAN SHARES TO BE VOTED, REGARDLESS OF WHETHER YOU HAVE EXECUTED A PROXY RELATING TO OTHER COMPANY SHARES OWNED BY YOU. THE PROXY CARD FOR YOUR PLAN SHARES MUST BE RECEIVED BY APRIL 3, 1998. IN THE EVENT YOU DO NOT RETURN THE PROXY CARD, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTIONS ON EACH ISSUE AS THE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED INSTRUCTIONS.

      I urge you to fill in, date, and sign and return this proxy promptly. Your confidential voting instructions will be seen only by the Trustee and the Trustee's authorized agent, The Bank of New York.

                                          Sincerely yours,

                                          [SIGNATURE]

                                          D. LOUIS PEOPLES
                                          Vice Chairman of the
                                             Board of Directors and
                                             Chief Executive Officer

LOGO

                                                                   March 6, 1998

Dear Employee:

      As a participant in the Orange and Rockland Utilities, Inc. Hourly Group Savings Plan (the "Plan"), you have designated a portion of your contributions to the Plan for investment in Common Stock of the Company. Such stock is held in trust for you by Fidelity Management Trust Company, as Trustee.

      You have the right to give instructions as to how you wish the Trustee to vote your Plan shares on all matters presented to the Company's shareholders. Accordingly, enclosed are copies of the Company's proxy material and proxy card to be used in instructing the Trustee to vote your Plan shares at the Annual Meeting of Shareholders of the Company to be held on April 8, 1998. The proxy card must be received no later than April 3, 1998.

      YOU MUST SIGN AND RETURN THE ENCLOSED PROXY CARD IF YOU WISH YOUR PLAN SHARES TO BE VOTED, REGARDLESS OF WHETHER YOU HAVE EXECUTED A PROXY RELATING TO OTHER COMPANY SHARES OWNED BY YOU. THE PROXY CARD FOR YOUR PLAN SHARES MUST BE RECEIVED BY APRIL 3, 1998. IN THE EVENT YOU DO NOT RETURN THE PROXY CARD, THE TRUSTEE WILL VOTE YOUR SHARES IN THE SAME PROPORTIONS ON EACH ISSUE AS THE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED INSTRUCTIONS.

      I urge you to fill in, date, and sign and return this proxy promptly. Your confidential voting instructions will be seen only by the Trustee and the Trustee's authorized agent, The Bank of New York.

                                          Sincerely yours,

                                          (Signature)

                                          D. LOUIS PEOPLES
                                          Vice Chairman of the
                                             Board of Directors and
                                             Chief Executive Officer

                        [ORANGE AND ROCKLAND LETTERHEAD]

                                ADMISSION TICKET

                   1998 Annual Meeting of Common Shareholders

               to be held at 10:30 AM on Wednesday, April 8, 1998

                         PRESENT THIS CARD AT THE DOOR



                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------


          __________
         |          |
         |          |
         |__________|

The Board of Directors recommends a vote FOR each of the following proposals.

     Item 1-To elect the following directors:     FOR all nominees [X]     WITHHOLD AUTHORITY to vote    [X]     *EXCEPTIONS [X]
                                                  listed below             for all nominees listed below.

Nominees for a 3-year term: Robert E. Mulcahy III, James F. O'Grady, Jr. and D. Louis Peoples

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).

     *Exceptions ____________________________________________________

     Item 2-To appoint Arthur Andersen LLP as independent public      Item 3-In their discretion, the proxies are authorized to
            accountants for 1998.                                     act on such other matters as may properly come before the
                                                                      meeting or any adjournments thereof.
            FOR  [X]      AGAINST  [X]     ABSTAIN  [X]
                                                                      All powers may be exercised by a majority of said proxies or said substitutes voting or acting or, if only one votes and acts, then by that one.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED (OR NOT VOTED) IN ACCORDANCE WITH SPECIFICATIONS MADE ABOVE, AND WILL BE VOTED FOR THE ELECTION OF ALL PERSONS NAMED AND FOR THE ACTIONS PROPOSED IF NO SPECIFICATIONS ARE INDICATED.

Change of Address and or Comments Mark Here

      I plan to attend the meeting

                                                            (NOTE: Signatures should agree with name imprinted hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. If stock is registered in more than one name, each joint owner should sign.)

                                                            DATED: _________________________________________________________, 1998

                                                            SIGNED _______________________________________________________________

                                                            ______________________________________________________________________

                                                            Votes MUST be indicated
                                                            (x) in Black or Blue ink.           [X]

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.


             Orange and Rockland Utilities, Inc. Operations Center
                   390 West Route 59, Spring Valley, NY 10977
_______________________________________________________________________________

                  From New Jersey or Southern Rockland County

Take the Garden State Parkway-North to the New York State Thruway-South toward New York City. Or, take the Palisades Parkway-North to Exit 9W (New York State Thruway-North, toward Albany). Follow the Thruway to Exit 14 (Spring Valley). Off the exit, make a right turn onto Route 59-West. Follow Route 59-West approximately 2 1/4 miles. O&R Operations Center is on the right side of the road.

                               From Orange County

Take the New York State Thruway-South to Exit 14B (Airmont Road). Make a right turn onto Airmont Road and follow to Route 59. Turn left onto Route 59-East. Follow Route 59-East approximately 3 miles. O&R Operations Center is on the left side of the road.

                           __________________________________________________
                           |                                                |
                           |                                                |
[ORANGE AND ROCKLAND Logo] |                                                |
                           |                                                |
Annual Meeting             |                                                |
      of                   |                     MAP                        |
    Common                 |                                                |
 Shareholders              |                                                |
April 8, 1998              |                                                |
  10:30 a.m.               |                                                |
                           |________________________________________________|


                              FOLD AND DETACH HERE
-------------------------------------------------------------------------------


PROXY

                      ORANGE AND ROCKLAND UTILITIES, INC.

              COMMON STOCK PROXY FOR ANNUAL MEETING, APRIL 8, 1998
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned, revoking all previous proxies, appoints MICHAEL J. DEL GIUDICE, D. LOUIS PEOPLES and G.D. CALIENDO, and each of them, proxies, with power of substitution to each to vote and act at the Annual Meeting of Common Shareholders of ORANGE AND ROCKLAND UTILITIES, INC. to be held at 390 West Route 59, Spring Valley, New York, on Wednesday, April 8, 1998, at 10:30 A.M., and at any adjournments thereof, on and with respect to the Common Stock of the undersigned, or on and with respect to which the undersigned is entitled to vote or act, as indicated on the reverse side, and as set forth in the notice and proxy statement dated March 6, 1998.

             (Continued, and to be dated and signed on other side)


                                             ORANGE AND ROCKLAND UTILITIES, INC.
                                             P.O. BOX 11135
                                             NEW YORK, N.Y. 10203-0135